EXHIBIT 10.1

NOTE AND WARRANT PURCHASE AGREEMENT

by and among

BIOJECT MEDICAL TECHNOLOGIES INC.

and

THE PURCHASERS LISTED ON SCHEDULE 1 HERETO

March 8, 2006

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE SECURITY AGREEMENT (this “Agreement”) is made as of March 8, 2006 by and between BIOJECT MEDICAL TECHNOLOGIES INC., an Oregon corporation (the “Company”), and the parties listed on Schedule 1 hereto (collectively, the “Purchasers” and each, a “Purchaser”).

RECITALS

A.            The Purchasers desire to purchase and the Company desires to sell, subject to shareholder approval and the terms and conditions stated in that certain Securities Purchase Agreement, dated as the date hereof (the “Securities Purchase Agreement”), $4,500,000 (plus the amount of accrued interest on the Bridge Notes) of the Company’s Series E Convertible Preferred Stock.

B.            To provide the Company with additional resources to conduct its business and pursue shareholder approval of the transactions contemplated by the Securities Purchase Agreement, the Purchasers have agreed, subject to the terms and conditions of this Agreement, to lend the Company the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000).

C.            The Company desires to borrow funds from each Purchaser, and each Purchaser, severally, is willing to make a loan to the Company in the amounts, with respect to each Purchaser, set forth on Schedule 1 hereto, and on the terms and conditions set forth below.

D.            In consideration of each Purchaser’s agreement to make the loans on the terms and conditions set forth herein, the Company shall issue, and each Purchaser will receive, a Warrant to purchase the number of shares of the Company’s common stock, without par value (the “Common Stock”), set forth opposite such Purchaser’s name on Schedule 1 hereto.

E.             The Obligations (as defined herein) will be secured by the Collateral (as defined in the Security Agreement).

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, unless otherwise specified, all references to “Sections” shall be deemed to refer to Sections of this Agreement, and the following terms shall have the meanings set forth below:

Section 1.1            Affiliate. “Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including, without limitation their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person possesses, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise. The term “Affiliate” shall include, without limitation, the Existing Subsidiaries.

Section 1.2            Agreement. “Agreement” means this Note and Warrant Purchase Agreement, as it may be amended or supplemented from time to time in accordance with the terms herein, together with all attachments, exhibits, schedules, riders and addenda, all of which are incorporated herein by this reference and made a part hereof.

Section 1.3            Base Rate. “Base Rate” means 10.0% per annum.

Section 1.4            Borrowed Money. “Borrowed Money” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet conformity with GAAP, (d) any obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof or evidenced by a note or other instrument), (e) all Borrowed Money of others secured by (or for which the holder of such Borrowed Money has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, any property or asset owned, held or acquired by such Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) all guaranty obligations of such Person in respect of any Borrowed Money of any other person,(g) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (i) the Borrowed Money of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer.

Section 1.5            Bridge Loan. “Bridge Loan” has the meaning set forth in Section 2.1(a).

Section 1.6            Bridge Loan Closing; Bridge Loan Closing Date. “Bridge Loan Closing” and “Bridge Loan Closing Date” have the meanings set forth in Section 6.2.

Section 1.7            Bridge Note. “Bridge Note” has the meaning set forth in Section 2.1(a).

Section 1.8            Business Day. “Business Day” means any day on which financial institutions are open for business in the State of New York, excluding Saturdays and Sundays.

Section 1.9            Common Stock. “Common Stock” has the meaning set forth in the RECITALS hereto.

Section 1.10         Default Rate. “Default Rate” means 12.0% per annum.

Section 1.11         Event of Default. “Event of Default” and “Events of Default” have the meanings set forth in Section 9.1.

Section 1.12         Existing Subsidiary. “Existing Subsidiary” means Bioject Inc., an Oregon corporation and a wholly-owned subsidiary of the Company.

Section 1.13         GAAP. “GAAP” means generally accepted accounting principles applied in a consistent manner.

Section 1.14         Governmental Authority. “Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

Section 1.15         Guarantor. “Guarantor” means the Existing Subsidiary and any other Person who may from time to time guaranty, pledge assets as security for, or otherwise become obligated in respect of, the obligations of the Company under the Loan Documents.

Section 1.16         Guaranty. “Guaranty” means any guaranty of the obligations of the Company under the Loan Documents from time to time outstanding, as the same may be amended, modified, or supplemented from time to time.

Section 1.17         Lien. “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same practical effect as any of the foregoing).

Section 1.18         Loan Documents. “Loan Documents” means and includes this Agreement, the Bridge Notes, any Guaranty, the Warrants, the Security Agreement, the Securities Purchase Agreement and each and every other document now or hereafter delivered by the Company or any Guarantor in connection with this Agreement, as any of them may be amended, modified, increased, renewed or restated from time to time.

Section 1.19         Maturity Date. “Maturity Date” has the meaning set forth in Section 2.2.

Section 1.20         Obligations. “Obligations” has the meaning set forth in Section 4.1.

Section 1.21         Permitted Liens. “Permitted Liens” means: (a) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance; (b) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) mechanic’s, workmen’s, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made (provided that such proceedings do not, in Purchasers’ sole discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein); (d) Liens and encumbrances in favor of Purchaser; and (e) Liens in favor of Partners for Growth, L.P. (“PFG”), securing (i) PFG Obligations not in excess of the amount specified in Section 8.1(d) hereof or (ii) PFG Subsequent Obligations.

Section 1.22         Person. “Person” means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

Section 1.23         PFG Obligations. “PFG Obligations” means outstanding indebtedness and all other amounts payable to PFG under (i) the Term Loan and Security Agreement, dated December 15, 2004, between PFG, the Company and the Existing Subsidiary, (ii) the Loan and Security Agreement, dated December 15, 2004, between PFG, the Company and the Existing Subsidiary, (iii) all other agreements, documents and instruments executed or delivered in connection with, or otherwise related to, any of the foregoing and (iv) any and all modifications, amendments, replacements or extensions to any of the foregoing in clauses (i), (ii) and (iii) above dated as of or before the date hereof.

Section 1.24         PFG Subsequent Obligations. “PFG Subsequent Obligations” means outstanding indebtedness (the principal amount of which shall not exceed $1,250,000) and any other amounts payable to PFG pursuant to documents dated after the date hereof.

Section 1.25         Purchaser and Purchasers. “Purchaser” and “Purchasers” have the meanings set forth in the Preamble.

Section 1.26         Purchaser Majority Interest. “Purchaser Majority Interest” means holders of a majority in principal amount of the Bridge Notes.

Section 1.27         Security Agreement. “Security Agreement” has the meaning set forth in Section 6.1(q)(vi).

Section 1.28         Warrants. “Warrants” shall mean the Warrants to be issued to the Purchasers on the Bridge Loan Closing Date, substantially in the form attached hereto as Exhibit B.

ARTICLE 2

BRIDGE LOANS

Section 2.1            Issuance and Terms of the Bridge Notes.

(a) Subject to the terms and conditions herein contained, the aggregate principal amount of the loans to be made by the Purchasers to the Company pursuant to this Section 2.1 (each, a “Bridge Loan”) shall be One Million Five Hundred Thousand Dollars ($1,500,000). Each Bridge Loan shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto, which promissory note shall be deemed incorporated into and made part of this Agreement (each, a “Bridge Note”).

(b) Subject to the terms and conditions herein contained, the Company hereby agrees to issue and sell the Bridge Notes to the Purchasers, and the Purchasers hereby severally agree to purchase the Bridge Notes from the Company, in the principal amounts and for the purchase price set forth opposite each Purchaser’s name set forth on Schedule 1 hereto.

(c) The outstanding principal amount of the Bridge Loans shall accrue interest at the Base Rate from the date of issuance thereof through and including the date of repayment in full of all principal and unpaid interest on the Bridge Notes, based on a year of 360 days; provided, however, upon the occurrence and during the continuance of an Event of Default, the Bridge Loans shall accrue interest at the Default Rate.

Section 2.2            Maturity Date. Principal and interest on each Bridge Note shall be payable by the Company to the Purchasers immediately upon the earliest of (a) April 1, 2007; (b) subject to Section 2.7, the time of closing of the Company’s offering and sale of at least $4,500,000 of its Series E Preferred Stock (the “Securities”) pursuant to the Securities Purchase Agreement; and (c) the occurrence of an Event of Default. All payments shall be made without deduction for any set-off, recoupment, counterclaim or defense that the Company now has or may have in the future.

Section 2.3            Bridge Note Conversion Mechanics. The outstanding principal of, and accrued and unpaid interest on, each Bridge Note shall be converted automatically on the Closing Date (as defined in the Securities Purchase Agreement) into shares of the Securities, at the time of the Securities Closing, in accordance with the following sentence. On the date of the Securities Closing, each Purchaser shall surrender its Bridge Note for conversion, and upon such surrender, such Purchaser will receive such number of shares of the Securities equal to the quotient obtained by dividing (A) the outstanding principal amount of, and accrued and unpaid interest on, its Bridge Note by (B) the price per share equal to $1.37 (as adjusted for stock splits, stock dividends and the like in the same manner as the Exercise Price (as defined in the Warrants) is adjusted pursuant to the Warrants).

Section 2.4            Conversion Upon Closing of Other Securities Offerings. Subject to Section 2.7, if, prior to Maturity Date, an offering and sale of equity securities of the Company, other than the offering pursuant to the Securities Purchase Agreement, approved by the Company’s Board of Directors, occurs which does not meet the requirements of a Securities Offering (each, an “Other Securities Offering”), the Purchasers shall have the right to convert, on the closing date of such offering and sale, the outstanding principal amount of, and all accrued and unpaid interest on, the Bridge Notes, in whole but not in part, into shares of the Company’s securities offered sold in such Other Securities Offering or into Common Stock (at the election of each Purchaser), at a price per share equal to the lower of (i) the Exercise Price (as defined in the Warrants) or (ii) the price per share of the equity securities so offered and sold to the investors in such offering. If the Purchasers exercise such right, the Bridge Notes will be deemed paid in full on the closing date of such offering and sale.

Section 2.5            Maturity Date Conversion. Subject to Section 2.7, if no offering and sale of equity securities of the Company approved by the Company’s Board of Directors occurs on or prior to the Maturity Date, then each Purchaser shall have the right to convert, on the Maturity Date, the outstanding principal amount of, and all accrued and unpaid interest on, the

Bridge Notes, in whole but not in part, into shares of the Common Stock, at a price per share equal to the lower of (i) the Exercise Price (as defined in the Warrants) or (ii) the Current Weighted Market Price (as defined in the Warrants) on the Maturity Date. If the Purchasers exercise such right, the Bridge Notes will be deemed to be paid in full on the Maturity Date.

Section 2.6            Issuance of Warrants. Subject to the terms and conditions hereof, the Company agrees to issue the Warrants to the Purchasers in the form attached as Exhibit B on the Bridge Loan Closing Date as described on Schedule 1.

Section 2.7            Overall Cap on Common Shares Issuable to Purchasers.

(a) Notwithstanding anything in this Agreement, the Bridge Notes, the Warrants or the Loan Agreements to the contrary, if the rules of Nasdaq require, the Purchaser shall not have the right to acquire the Warrants, or to convert or exercise any portion thereof or of the Bridge Notes into shares of Common Stock in accordance with the terms hereof or thereof (such shares of Common Stock being referred to herein as “Conversion Shares”), to the extent that either (i) the aggregate number of Conversion Shares issued and issuable by the Company pursuant to the Bridge Notes and the Warrants exceeds 19.9% of the number of shares of Common Stock or the voting power of the Company outstanding on the original date of issuance of the Bridge Notes and the Warrants (“Date of Original Issuance”) or (ii) after giving effect to such acquisition, conversion or exercise, the Purchaser (together with the Purchaser’s Affiliates) would beneficially own in excess of 19.9% of the number of shares of the Common Stock or the voting power of the Company outstanding immediately after the Loan Closing (the securities issued and issuable up to and in compliance with the 19.9% thresholds described in clauses (i) and (ii) above being referred to herein as the “Issuable Maximum”), unless the issuance of securities in excess of the Issuable Maximum shall first be approved by the Company’s shareholders in accordance with applicable law and the Bylaws and Articles of Incorporation of the Company. If at the time of any potential issuance of the Warrants, or any conversion or exercise thereof or of the Bridge Notes, the Conversion Shares issued and issuable exceed the Issuable Maximum (and if the Company has not previously obtained the required shareholder approval), the Company shall issue to the Purchaser a number of Conversion Shares not exceeding the Issuable Maximum, and the remainder of the Bridge Notes, Warrants and Conversion Shares to be issued shall constitute “Excess Securities” pursuant to Section 2.7(b) below.

(b) In the event that the Purchaser’s receipt of the Conversion Shares is restricted based on the Issuable Maximum, the Company shall promptly call a shareholder’s meeting for the purpose of obtaining shareholder approval of the issuance of the Excess Securities to the Purchaser. No Conversion Shares issued upon exercise of any Bridge Notes or Warrants acquired pursuant to this Agreement shall be entitled to vote to approve the issuance of the Excess Securities.

(c) Neither the Company nor the Purchasers may waive the provisions of this Section 2.7.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Section 3.1            Representations and Warranties of the Purchasers. Each Purchaser hereby covenants and agrees that all representations and warranties of the Purchasers set forth in Article 3 of the Securities Purchase Agreement are true and correct as of the Bridge Loan Closing date, which representations and warranties are incorporated herein by this reference with the same force and effect as though each such representation and warranty was set forth in full herein.

ARTICLE 4

COLLATERAL

Section 4.1            Generally. As security for the payment of all liabilities of the Company to the Purchasers, including, without limitation: (a) indebtedness evidenced under the Bridge Note, repayment of the Bridge Loans and all other liabilities and obligations of every kind or nature whatsoever of the Company to the Purchasers, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including but not limited to, any extensions, modifications, substitutions, increases and renewals thereof, (b) the payment of all amounts advanced by any Purchaser to preserve, protect, defend, and enforce its rights under this Agreement and in the following property in accordance with the terms of this Agreement, and (c) the payment of all expenses incurred by any Purchaser in connection therewith (collectively, the “Obligations”), the Company hereby assigns and grants to the Purchasers a continuing second priority Lien (second only to the existing Lien of PFG and, if applicable, the lien of PFG in connection with the PFG Subsequent Obligations) on, and security interest in, upon, and to, the Collateral (as defined in the Security Agreement).

Section 4.2            Lien Documents. At the Bridge Loan Closing and thereafter as the Purchasers deem necessary in their sole discretion, the Company shall execute and deliver to the Purchasers, or have executed and delivered (all in form and substance satisfactory to the Purchasers in their sole discretion) any agreements, documents, instruments (including Guaranties), and writings deemed necessary by any Purchaser or as the Purchasers may otherwise request from time to time in their sole discretion to evidence, perfect, or protect any Purchaser’s Lien and security interest in the Collateral required under this Agreement. The Company hereby authorizes each Purchaser to file one or more financing statements and amendments thereto describing the Collateral and describing any agricultural liens or other statutory liens held by Purchaser, and providing any other notices deemed necessary by each Purchaser.

Section 4.3            Searches. Before the Bridge Loan Closing and thereafter (as and when determined by any Purchaser in its sole discretion), such Purchaser will perform the searches described in clauses (a), (b) and (c) below against the Company and the Existing Subsidiary (the results of which are to be consistent with the Company’s representations and warranties under this Agreement), all at the Company’s expense:

(a) Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where the Company or the Existing Subsidiary maintains its executive offices, a place of business, or assets and the jurisdiction in which the Company or the Existing Subsidiary is organized;

(b) Judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and

(c) Searches of applicable corporate, limited liability company, partnership and related records to confirm the continued valid existence and organization of the Company and the Existing Subsidiary and the exact legal name under which each of the Company and the Existing Subsidiary is organized.

Section 4.4            Power of Attorney. Each of the officers or managing members of each Purchaser is hereby irrevocably made, constituted and appointed the true and lawful attorney for the Company and the Existing Subsidiary (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of the Company and the Existing Subsidiary upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to the Company and constitute collections on the Company’s Accounts (as defined in the Securities Purchase Agreement); (b) execute in the name of the Company and the Existing Subsidiary any financing statements, schedules, assignments, instruments, documents, and statements that the Company is obligated to give any Purchaser under this Agreement; (c) following the occurrence of an Event of Default, do such acts and deeds in the name of the Company and the Existing Subsidiary that the Purchasers may deem necessary or desirable to enforce any Account or other Collateral; and (d) do such other and further acts and deeds in the name of the Company and/or Existing Subsidiary that the Purchasers may deem necessary or desirable to perfect each Purchaser’s security interest or Lien in any Collateral.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser, that:

Section 5.1            Incorporation of SPA Representations and Warranties. All representations and warranties of the Company set forth in Article 2 of the Securities Purchase Agreement are true and correct as of the Bridge Loan Closing Date, which representations and warranties are incorporated herein by this reference with the same force and effect as though each such representation and warranty was set forth in full herein.

Section 5.2            No Other Liens or Encumbrances. Except for Permitted Liens, no Collateral is subject to any Lien or any encumbrance or security interest of any kind.

Section 5.3            Solvency. Both before and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, the Company (a) owns property whose fair saleable value is greater than the amount required to pay all of the Company’s

Indebtedness (including contingent debts), and (b) was and is able to pay all of its Indebtedness as such Indebtedness matures. After giving effect to the transactions contemplated by the terms and provisions of this Agreement, the Company has capital sufficient to carry on its business and transactions and all business and transactions in which it about to engage. For purposes of this Agreement, the term “Indebtedness” means, without duplication (x) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of the Company as of the date on which Indebtedness is to be determined, (y) all obligations of any other person or entity which the Company has guaranteed, and (z) the Obligations.

ARTICLE 6

LOAN CLOSING AND CONDITIONS OF LENDING

Section 6.1            Conditions Precedent to Agreement. The obligations of each Purchaser to make a Bridge Loan are subject to the following conditions precedent:

(a) The Purchasers shall have received one (1) original of this Agreement, any Guaranty and all other Loan Documents required to be executed and delivered at or before the Bridge Loan Closing, executed by the Company.

(b) Each Purchaser shall have received all searches required by Section 4.3.

(c) The Company shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Loan Documents.

(d) There shall have occurred and be continuing no Event of Default and no event that, with the giving of notice or the lapse of time, or both, could constitute such an Event of Default.

(e) Each Purchaser shall have executed a subordination agreement with PFG with respect to the PFG Obligations, the PFG Subsequent Obligations and the Obligations in form and substance satisfactory to the Purchasers, and each Purchaser shall have received copies of a written consent of PFG to (i) the issuance of the Bridge Notes, (ii) the grant by the Company of a continuing second priority security interest in the Collateral as contemplated hereby and (iii) the performance by the Company of all other transactions contemplated hereby.

(f) Each Purchaser shall have received copies of all board of directors resolutions and other action taken by the Company to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Bridge Loan under the Loan Documents and the issuance of the Warrants, as well as the names and signatures of the officers of the Company authorized to execute documents on its behalf in connection with the transactions contemplated hereby, all as also certified as of the date of this Agreement by the Company’s chief financial officer, or equivalent, and such other papers as Purchaser may require.

(g) Each Purchaser shall have received (i) copies, certified as true, correct and complete by the applicable state of organization of the Company, of the Articles and ByLaws, each as amended to date, (ii) copies, certified as true, correct and complete by an authorized officer of the Company, of all other documents necessary for performance of the obligations of the Company under this Agreement and the other Loan Documents, and (iii) certificates of valid existence for the Company, each Existing Subsidiary issued by the respective states of organization and by each state in which the Company is doing and currently intends to do business for which qualification is required.

(h) The Company shall have delivered to each Purchaser reports and lists satisfactory to the Purchaser in their sole reasonable discretion, with respect to the value and nature of any property which is Collateral, including, without limitation, the Accounts, the Inventory and the Equipment.

(i) Each Purchaser shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement, or with respect to the Collateral, such additional information as may be reasonably requested by a Purchaser.

(j) The representations and warranties on the part of the Company contained in Article V of this Agreement shall be true and correct in all material respects (except to the extent that such representations and warranties expressly relate solely to an earlier date).

(k) No material adverse change in the condition (financial or otherwise), properties, business, or operations of the Company shall have occurred and be continuing with respect to the Company since the date of this Agreement.

(l) The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state or foreign or other jurisdiction for the issuance of the Notes, the Warrants and the Issuable Common Stock (defined below).

(m) The Company shall have filed with Nasdaq a Notification Form:  “Listing of Additional Shares” covering the shares of the Company’s Common Stock issuable upon exercise of the Warrants (the “Issuable Common Stock”).

(n) The Company shall have delivered to such Purchaser an opinion, dated as of the Bridge Loan Closing Date, from Stoel Rives LLP, counsel to the Company, in substantially the form attached hereto as Exhibit C.

(o) No proceeding challenging this Agreement or the Securities Purchase Agreement and the Related Agreements or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Bridge Loan Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(p) Subject to Section 2.7, the issuance of the Bridge Notes, the Warrants and the Issuable Common Stock by the Company shall not be prohibited by any law or governmental order or regulation and any governmental, regulatory or third party consents of approvals, if any, necessary for the sale of the Bridge Notes, the Warrants and the Issuable Common Stock shall have been obtained.

(q) The following documents, in a form satisfactory to Purchasers, shall have been duly executed, acknowledged and delivered by all parties thereto, and shall be in full force and effect:

(i)            The Securities Purchase Agreement;

(ii)           This Agreement;

(iii)          The Bridge Notes;

(iv)          The Warrants;

(v)           A certificate from an officer of the Company with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the Related Agreements;

(vi)          A Security Agreement of even date herewith, the form of which is attached hereto as Exhibit D (the “Security Agreement”); and

(vi)          A UCC-1 National Standard Form financing statement covering all of the Collateral described in this Agreement shall have been recorded or filed for record in each public office wherein such recording or filing is deemed necessary or appropriate by the Purchasers to perfect the lien thereof as against creditors of or purchasers from the Company.  Without limiting the foregoing, all taxes, fees and other charges in connection with the execution, delivery, recording and filing of the foregoing instruments shall have been paid or allowance therefor shall have been made;

(r) The Company shall have duly authorized and issued the Warrants and shall have executed and delivered the Warrants to each Purchaser.

(s) The Company and American Stock Transfer and Trust Company shall have executed and delivered the Third Amendment to Rights Agreement in the form approved by the Company and the Purchasers.

(t) The Company’s Board of Directors (which shall have eight (8) members as of the Loan Closing, including the Investor Representative (as defined below)), shall have appointed, effective as of the Loan Closing, one Person designated by the purchasers (the “Investor Representative”) as a member of the Company’s Board of Directors, initially Jerald S. Cobbs, in accordance with and subject to the requirements of applicable legal rules and regulations and rules of Nasdaq and the SEC. Subject to being to being deemed eligible to serve on the compensation committee and the nominating and corporate governance committee of the Board of Directors pursuant to the terms of the committee charters and applicable listing standards and securities law requirements, the Company’s Board of Directors shall have appointed, effective as of the Closing, the Investor Representative as a member of the compensation committee and as chair of the nominating and corporate governance committee of the Company’s Board of Directors, and such appointments shall be in full force and effect.

(u) Promptly following the date hereof and prior to the time that the Investor Representative is appointed to the Company’s Board of Directors, the Company shall have executed an indemnification agreement with such director in form reasonably acceptable to the Purchasers.

Section 6.2            Bridge Loan Closing. Subject to the conditions of this Article VI, the Bridge Loans shall be made on the date as is mutually agreed by the parties (the “Bridge Loan Closing Date”), at such time as may be mutually agreeable to the parties upon the execution of this Agreement (the “Bridge Loan Closing”) and at such place as may be requested by the Purchasers.

Section 6.3            Waiver of Rights. By completing the Bridge Loan Closing under this Agreement, no Purchaser waives a breach of any representation or warranty of the Company under this Agreement or under any other Loan Document, and all of each Purchaser’s claims and rights resulting from any breach or misrepresentation by the Company are specifically reserved to the Purchasers.

ARTICLE 7

AFFIRMATIVE COVENANTS

Section 7.1            Maintenance of Existence.

(a) The Company shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

(b) The Company shall not change its name unless each of the following conditions is satisfied: (i) each Purchaser shall have received not less than thirty (30) days prior written notice from the Company of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) each Purchaser shall have received a copy of the amendment to the Articles of Incorporation of the Company providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of the Company as soon as it is available.

(c) The Company shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless each Purchaser shall have received not less than thirty (30) days’ prior written notice from the Company of such proposed change, which notice shall set forth such information with respect thereto as the Purchasers may require and the Purchaser shall have received such agreements as each Purchaser may reasonably require in connection therewith. The Company shall not change its type of organization, jurisdiction of organization or other legal structure.

Section 7.2            Cost Reduction Program. The cost reduction program, which includes the sale of the Company’s headquarters facility in Bedminster, New Jersey, and which was specifically disclosed in writing to the Purchasers will be implemented by the Company in accordance with terms so disclosed, including with respect to the timing thereof.

Section 7.3            Further Assurances. At the request of any Purchaser at any time and from time to time, the Company shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

ARTICLE 8

NEGATIVE COVENANTS

The Company covenants and agrees that until payment in full of the Bridge Notes and performance of all other obligations of the Company under the Loan Documents:

Section 8.1            Borrowing. The Company shall not create, incur or assume any liability for Borrowed Money except: (a) indebtedness to a Purchaser; (b) borrowings incurred in the ordinary course of its business and not exceeding $50,000 in the aggregate outstanding at any one time; (c) indebtedness secured by Permitted Liens; (d) any refinancing of the Company’s outstanding indebtedness to PFG which increases the principal amount of such indebtedness by not more than the amount of accrued and unpaid interest thereon, which indebtedness, in any event, shall not exceed $2.4 million in the aggregate.

Section 8.2            No Liens and Encumbrances; No Disposition of the Collateral. The Company shall not:  (a) create, incur or assume any mortgage, pledge, Lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of its Collateral, whether now owned or hereafter acquired, except for Permitted Liens; (b) make any sale or leases of any of the Collateral (except in the ordinary course of its business and except for a sale of the Company’s corporate headquarters located in Bedminster, New Jersey and the sale of all fixtures and furniture located at such premises); or (c) license any of the Collateral.

Section 8.3            Sale and Leaseback. The Company will not, directly or indirectly, enter into any arrangement whereby the Company sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without prior written notice to and the prior written consent of the Purchasers, which consent shall not be unreasonably withheld.

Section 8.4            Contingent Liabilities. The Company will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Section 8.5            Subsidiaries. The Company will not form any subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person (other than investments already existing in the Existing Subsidiary).

Section 8.6            Contracts and Agreements. The Company will not become or be a party to any contract or agreement which would breach this Agreement, or breach any other material instrument, agreement, or document to which the Company is a party or by which it is or may be bound.

Section 8.7            Certain Fundamental Changes. The Company will not, without providing the Purchasers with thirty (30) days’ prior written notice, change the state of its formation or change its legal name.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.1            Events of Default. Each of the following (individually, an “Event of Default” and collectively, the “Events of Default”) shall constitute an event of default under this Agreement:

(a) A default in the payment of any principal of, or interest upon, any Bridge Note when due and payable, whether at maturity or otherwise, which default or breach, as applicable, shall have continued unremedied for a period of five (5) days after written notice of the default or breach from any Purchaser to the Company;

(b) A default in the due observance or performance by the Company of the other Obligations or any other term, covenant or agreement contained in any of the Loan Documents, which default shall have continued unremedied for a period of fifteen (15) days after written notice of the default from any Purchaser to the Company;

(c) Any representation or warranty made by the Company in this Agreement or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection with this Agreement or the other Loan Documents proves to have been incorrect or misleading in any material respect when made;

(d) Any obligation of the Company (other than its Obligations under this Agreement) for the payment of Borrowed Money in an aggregate amount in excess of $50,000 is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event that after expiration of any applicable grace period remains uncured;

(e) The Company makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by the Company;

(f) The Company, the Existing Subsidiary or any Guarantor (i) files a petition in bankruptcy, (ii) is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, (iii) commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any such proceeding is commenced against the Company, the Existing Subsidiary or any Guarantor and such proceeding remains undismissed for a period of sixty (60) days, (iv) by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for the Company, the Existing Subsidiary or Guarantor or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days, or (v) admits in writing its inability to pay its debts as they become due;

(g) One or more (i) final judgments against the Company or the Existing Subsidiary or attachments against its property in each case, obligating the Company or the Existing Subsidiary to pay in excess of $100,000 in the aggregate, shall be rendered by a court, arbitrator, arbitration panel, mediator or any individual(s) or entity with the authority to issue binding judgments against the Company or the Existing Subsidiary or (ii) final settlements by or on behalf of the Company or the Existing Subsidiary of any pending litigation, arbitration or other claim or otherwise disputed matter, which obligate the Company or the Existing Subsidiary to pay in excess of $100,000 in the aggregate and which are not otherwise fully covered by insurance with respect to the amount in excess of $100,000, shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of thirty (30) days;

(h) There shall occur any uninsured damage to or loss, theft or destruction of any portion of the tangible Collateral that exceeds $100,000 in the aggregate;

(i) The Company or the Existing Subsidiary ceases any material portion of its business operations as currently conducted;

(j) Any indication or evidence is received by any Purchaser that the Company or the Existing Subsidiary may have directly or indirectly been engaged in any type of activity which, in a Purchaser’s discretion, may result in the forfeiture of any property of the Company or the Existing Subsidiary to any Governmental Authority, which default shall have continued unremedied for a period of sixty (60) days after written notice from Purchaser;

(k) The Company or any Affiliate of the Company, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to any Purchaser;

(l) The Company or the Existing Subsidiary shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral; or

(m) There shall occur a material adverse change in the financial condition or business prospects of the Company, or if a Purchaser in good faith deems itself insecure as a result of acts or events bearing upon the financial condition of the Company or the repayment of the Bridge Notes, which default shall have continued unremedied for a period of thirty (30) days after written notice from Purchaser; provided, however, that termination or suspension of development or licensing agreements or commercial supply agreements to which the Company or the Existing Subsidiary is a party shall not be deemed a material adverse change or a reason for a Purchaser to deem itself insecure.

Section 9.2            Acceleration. Upon the occurrence of any of the foregoing Events of Default, the Obligations under the Bridge Notes shall become and be immediately due and payable upon declaration to that effect delivered by a Purchaser to the Company.

ARTICLE 10

MISCELLANEOUS

Section 10.1         Expenses and Taxes.

(a) The Company agrees to pay, whether or not any transaction contemplated by the Loan Documents closes, but on the Bridge Loan Closing Date, if a Bridge Loan Closing occurs, and on the Closing Date if the Closing (as defined in the Securities Purchase Agreement) occurs, a reasonable documentation preparation fee, together with actual legal, audit and appraisal fees and all other out-of-pocket charges and expenses reasonably incurred by the Purchasers in connection with the negotiation, preparation, legal review and execution of each of the Loan Documents and the transactions and agreements contemplated thereby (provided that the aggregate of such fees, charges and expenses of Purchasers to be paid by the Company with respect to the Bridge Loan Closing and the Closing (as defined in the Securities Purchase Agreement), taken together, shall not exceed $65,000), including but not limited to, UCC and judgment lien searches and UCC and other lien filings and fees for post-Loan Closing UCC and judgment lien searches. In addition, the Company shall pay all such fees associated with any amendments, modifications and terminations to the Loan Documents following Loan Closing.

(b) The Company also agrees to pay all out-of-pocket charges and expenses incurred by each Purchaser (including the fees and expenses of Purchasers’ counsel) in connection with the enforcement, protection or preservation of any right or claim of each Purchaser, the termination of this Agreement, the termination of any Liens of the Purchasers on the Collateral, or the collection of any amounts due under the Loan Documents.

(c) The Company shall pay all taxes (other than taxes based upon or measured by a Purchaser’s income or revenues or any personal property tax), if any, in connection with the issuance of the Bridge Notes and the recording of the security documents therefor. The obligations of the Company under this clause (c) shall survive the payment of the Company’s indebtedness under this Agreement and the termination of this Agreement.

Section 10.2         Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the Company and a Purchaser Majority Interest.

Section 10.3         No Waiver; Cumulative Rights. No waiver by any party to this Agreement of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement, nor acceptance of partial performance or partial payment, shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to any party to this Agreement at law, in equity or otherwise.

Section 10.4         Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), e-mailed, sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:

(a) If to the Purchasers, at:

c/o LOF Partners, LLC
126 East 68th Street
New York, New York  10022
Attention:  James C. Gale
Telephone:  (212) 419-3906
Telecopier:  (212) 419-3956
E-mail:  james.gale@smhgroup.com

with a copy to:

Heller Ehrman LLP
7 Times Square
Times Square Tower
New York, New York  10036
Attention:  Salvatore J. Vitiello, Esq.
Telephone:  (212) 847-8732
Fax:  (212) 703-8923
E-mail:  Sal.Vitiello@hellerehrman.com

(b) If to the Company, at:

Bioject Medical Technologies Inc.
20245 S.W. 95th Avenue
Tualatin, OR  97062
Attention:      Christine Farrell
Telephone     (503) 691-4132
Telecopier     (503) 692-6783
E-mail:            cfarrell@bioject.com

If mailed, notice shall be deemed to be given five (5) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.

Section 10.5         Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law.

Section 10.6         Successors and Assigns. This Agreement, the Bridge Notes, the Warrants, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and each Purchaser and their respective successors and assigns and shall bind all Persons who become bound as a debtor to this Agreement. Notwithstanding the foregoing, the Company may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Purchasers, which may be withheld in their sole discretion. Subject to the terms hereof, each Purchaser may sell, assign, transfer, or participate any or all of its rights or obligations under this Agreement without notice to or consent of the Company.

Section 10.7         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

Section 10.8         Interpretation. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words “herein,” “hereof,” and “hereunder” shall be deemed to refer to this entire Agreement, except as the context otherwise requires.

Section 10.9         Survival of Terms. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection with this Agreement shall be considered to have been relied upon by each Purchaser and shall survive the making by each Purchaser of the Bridge Loans contemplated by this Agreement and the execution and delivery to each Purchaser of the Bridge Notes, and shall continue in full force and effect until all liabilities and obligations of the Company to the Purchasers are satisfied in full.

Section 10.10       Release of Purchasers. For and in consideration of the Bridge Loans, the Company, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge each Purchaser, and its successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Purchaser Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of the Purchaser Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever and not resulting from the gross negligence or willful misconduct of any of the Released Parties, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown, that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly) relating to this Agreement or the transactions contemplated hereby. The Company acknowledges that the foregoing release is a material inducement to each Purchaser’s decision to extend to the Company the financial accommodations hereunder and has been relied upon by each Purchaser in agreeing to make the Bridge Loans. The foregoing release is not intended to apply to misappropriation of the Company’s funds or failure to apply the Company’s funds to sums due under this Agreement.

Section 10.11       Time. Whenever the Company is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of New York (or other jurisdiction where the Company is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in the Company’s performance under this Agreement and all other Loan Documents.

Section 10.12       Commissions. The transactions contemplated by this Agreement were brought about by the Purchasers and the Company acting as principals and, except as set forth on Schedule 3.12 of the Securities Purchase Agreement, without any brokers, agents, or finders being the effective procuring cause. The Company represents that it has not committed any Purchaser to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on a Purchaser by any broker, finder, or agent or other person, the Company will indemnify, defend, and hold Purchaser harmless from and against the claim and will defend any action to recover on that claim, at the Company’s cost and expense, including each Purchaser’s counsel’s fees. The Company further agrees that until any such claim or demand is adjudicated in a Purchaser’s favor, the amount demanded will be deemed a liability of the Company under this Agreement, secured by the Collateral.

Section 10.13       Third Parties. No rights are intended to be created under this Agreement or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of the Company. Nothing contained in this Agreement shall be construed as a delegation to any Purchaser of the Company’s duty of performance, including, without limitation, the Company’s duties under any account or contract in which any Purchaser has a security interest.

Section 10.14       Discharge of the Company’s Obligations. Each Purchaser, in its sole discretion, shall have the right at any time, and from time to time, without prior notice to the Company if the Company fails to do so, to: (a) obtain insurance covering any of the Collateral as required under this Agreement; (b) pay for the performance of any of the Company’s obligations under this Agreement; (c) discharge taxes, Liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless the Company is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the Bridge Loans, until reimbursed to the Purchasers and shall be secured by the Collateral. Any such payments and advances by a Purchaser shall not be construed as a waiver by a Purchaser of an Event of Default.

Section 10.15       Indemnity. The Company hereby indemnifies and agrees to defend (with counsel acceptable to the Purchasers) and hold harmless Purchaser, its partners, officers, agents and employees (collectively, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by a Purchaser or in which a Purchaser may ever be or become involved (whether as a party, witness or otherwise) (a) arising from the Company’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Agreement, (b) arising from the breach of any of the representations or warranties contained in Article V of this Agreement, (c) by reason of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, or (d) relating to claims of any Person (other than PFG to the extent such claims arise out of the PFG Subsequent Obligations or documents and agreements existing and in effect at the time of the Bridge Loan Closing) with respect to the Collateral. Notwithstanding any contrary provision in this Agreement, the obligation of the Company under this Section 10.15 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.16       Purchaser Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of the Purchasers with respect to any matter that is the subject of this Agreement may be granted or withheld by a Purchase Majority Interest in their sole and absolute discretion.

Section 10.17       Further Assurances. The Company hereby agrees that at any time and from time to time, at the expense of the Company, the Company will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Purchasers may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Purchaser or any of its agents to exercise and enforce its rights and remedies under this Agreement with respect to any portion of such Collateral.

Section 10.18       Choice of Law. EXCEPT TO THE EXTENT THAT THE UCC PROVIDES FOR THE APPLICATION OF THE LAW OF THE COMPANY’S STATE OF ORGANIZATION, THIS AGREEMENT, THE WARRANTS, THE BRIDGE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitutes an instrument executed under seal, the parties have caused this Agreement to be executed under seal as of the date first written above.

THE COMPANY:

BIOJECT MEDICAL TECHNOLOGIES INC.

By:	/s/ JOHN GANDOLFO
Name:	John Gandolfo
Title:	Chief Financial Officer and Vice
President, Finance

PURCHASER:

LIFE SCIENCES OPPORTUNITIES FUND II, L.P.,
a Delaware limited partnership

By:	LOF Partners, LLC,
its general manager

	By:	/s/ JAMES C. GALE
		Name:	James C. Gale
		Title:	Managing Partner

PURCHASER:

LIFE SCIENCES OPPORTUNITIES FUND II (Institutional), L.P.,
a Delaware limited partnership

By:	LOF Partners, LLC,
its general partner

	By:	/s/ JAMES C. GALE
		Name:	James C. Gale
		Title:	Managing Partner

PURCHASER:

SANDERS OPPORTUNITY FUND, L.P.,
a Delaware limited partnership

By:	SOF Management, LLC,
its general partner

	By:	/s/ BRAD D. SANDERS
		Name:	Brad D. Sanders
		Title:	Director of Fund Administration

PURCHASER:

SANDERS OPPORTUNITY FUND (Institutional), L.P.,
a Delaware limited partnership

By:	SOF Management, LLC,
its general partner

	By:	/s/ BRAD D. SANDERS
		Name:	Brad D. Sanders
		Title:	Director of Fund Administration

LIST OF EXHIBITS

Exhibit A - Form of Bridge Notes

Exhibit B - Form of Warrants

Exhibit C - Form of Opinion of Counsel

Exhibit D - Form of Security Agreement

Schedule 1

	Principal Amount of Bridge Loan	Number of Warrants
Life Sciences Opportunities Fund II, L.P.	$127,546	55,416

Life Sciences Opportunities Fund (Institutional) II, L.P.	$712,454	309,547

Sanders Opportunities Fund, L.P.	$158,400	70,073

Sanders Opportunities Fund (Institutional), L.P.	$501,600	221,898

Total:	$1,500,000	656,934